CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to
Fixed Charges and Ratio of Earnings to                           Exhibit 12 (ii)
Fixed Charges and Preferred Dividends

                                                                   2002                        Year Ended December 31,
                                                           ---------------------   ------------------------------------------------
                                                           3 Months    12 Months
                                                             Ended       Ended
                                                            March 31    March 31    2001 (1)       2000        1999       1998 (2)
                                                           ---------   ---------    --------    ---------    ---------    ---------
   Earnings:
A.     Net Income                                           $  15,256   $ 46,820    $ 44,178    $  52,595    $  51,881    $  52,544
B.     Federal & State Income Tax                              10,092     (6,801)     (7,637)      37,150       28,144       28,627
                                                            ---------   --------    --------    ---------    ---------    ---------
C.     Earnings before Income Taxes                         $  25,348   $ 40,019    $ 36,541    $  89,745    $  80,025    $  81,171
                                                            =========   ========    ========    =========    =========    =========
D.     Fixed Charges
            Interest on Mortgage Bonds                            670      3,310       5,211       11,342       13,057       14,225
            Interest on Other Long-Term Debt                    1,663      8,761      10,446       12,864       11,094        8,890
            Other Interest                                      3,183     11,758      11,820        6,251        4,860        3,639
            Interest Portion of Rents                             190        775         801          962          993        1,004
            Amortization of Premium & Expense on Debt             292      1,295       1,350        1,170          993          924
                                                            ---------   --------    --------    ---------    ---------    ---------
                   Total Fixed Charges                      $   5,998   $ 25,899    $ 29,628    $  32,589    $  30,997    $  28,682
                                                            =========   ========    ========    =========    =========    =========

E.     Total Earnings                                       $  31,346   $ 65,918    $ 66,169    $ 122,334    $ 111,022    $ 109,853
                                                            =========   ========    ========    =========    =========    =========

   Preferred Dividend Requirements:
F.     Allowance for Preferred Stock Dividends
                 Under IRC Sec 247                          $     807   $  3,230    $  3,230    $   3,230    $   3,230    $   3,230
G.     Less Allowable Dividend Deduction                          (32)      (127)       (127)        (127)        (127)        (127)
                                                            ---------   --------    --------    ---------    ---------    ---------
H.     Net Subject to Gross-up                                    775      3,103       3,103        3,103        3,103        3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income  (C/A)                          1.662      0.855       0.827        1.706        1.542        1.545
                                                            ---------   --------    --------    ---------    ---------    ---------
J.     Pref. Dividend  (Pre-tax)  (H x L)                       1,288      2,653       2,566        5,294        4,785        4,794
K.     Plus Allowable Dividend Deduction                           32        127         127          127          127          127
                                                            ---------   --------    --------    ---------    ---------    ---------
L.     Preferred Dividend Factor                                1,320      2,780       2,693        5,421        4,912        4,921
M.     Fixed Charges (D)                                        5,998     25,899      29,628       32,589       30,997       28,682
                                                            ---------   --------    --------    ---------    ---------    ---------
N.     Total Fixed Charges and Preferred Dividends          $   7,318   $ 28,679    $ 32,321    $  38,010    $  35,909    $  33,603
                                                            =========   ========    ========    =========    =========    =========

O.     Ratio of Earnings to Fixed Charges  (E/D)                 5.23       2.55        2.23         3.75         3.58         3.83
                                                            =========   ========    ========    =========    =========    =========
P.     Ratio of Earnings to Fixed Charges and
       Preferred Dividends  (E/N)                                4.28       2.30        2.05         3.22         3.09         3.27
                                                            =========   ========    ========    =========    =========    =========

      (1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant.

      (2) CH Energy Group, Inc. was formed on Dec. 15, 1999. 1998 has been restated to reflect preferred stock dividends as a component of fixed charges.